Steve Coley Vice President - Group Credit Manager Merrill Lynch Capital 222 N. LaSalle Street Chicago, IL 60601 (312) 499-3386 FAX (312)750-6150 scoley@exchange.ml.com May 20, 2004

Mr. Albert Troutman

Pac-West Telecomm, Inc.

1776 W. March Lane

Suite 250

Stockton, CA 95207

Dear Albert:

Pac-West Telecomm, Inc. ("Customer") has requested a loan facility ("Facility") from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. ("MLC").

MLC commits to provide Customer the Facility in one or more loans under the terms and conditions of the "Summary of Terms" attached hereto ("Term Sheet"), this letter (collectively, the "Commitment") and the form loan documents attached hereto (the "Loan Documents").

The Commitment is subject to (i) acceptance by Customer and receipt of the Commitment Fee; (ii) execution and delivery in connection with each loan hereunder of the Loan Documents; and (iii) the satisfaction of the General Funding Conditions under the Loan Documents in respect of any such loan hereunder.

By Customer's acceptance of this Commitment, Customer agrees to (i) reimburse MLC for all reasonable out of pocket costs and expenses in connection with the Facility, including without limitation, appraisals, environmental reports, reasonable attorneys fees, and recording and filing fees, and (ii) indemnify and hold harmless MLC, its officers, directors, and employees, and its affiliates ("MLC Representatives") against any and all losses, claims, damages or liabilities of every kind whatsoever to which the MLC Representatives may become subject in connection with this Commitment, the Facility, the use or intended use of any proceeds of the Facility or the equipment financed thereunder, or any litigation or proceeding which relates thereto, excluding, however, from said indemnity any such claims, liabilities, etc. arising directly out of the willful wrongful act or gross negligence of MLC. The obligations of the Customer under this paragraph shall continue and are and remain absolute, unconditional and enforceable, whether or not this letter is terminated, any Loan Documents are executed, or any funding is ever made, for any reason whatsoever.

This Commitment embodies the entire agreement and understanding between MLC and Customer concerning the Facility, and supersedes and replaces any previous discussions, agreements, proposals and commitments. This Commitment may not be amended except in writing signed by MLC and the Customer. MLC reserves the right to cancel its commitment under this letter at any time in the event there shall have occurred any material adverse change in the business, condition (financial or otherwise) or operations of the Customer taken as a whole.

This Commitment shall be governed by the internal laws (as compared to conflicts of law provisions) of the State of Illinois, and any action arising out of this Commitment shall be prosecuted only in the State or Federal courts located in Cook County, Illinois. MLC and Customer waive any right they may have to a trial by jury in respect to any action arising out of this letter. Customer waives any right it may have to seek or recover from the MLC Representatives any award of special, indirect, consequential or punitive damages in connection with any action arising out of this Commitment.

Please indicate your acceptance of this Commitment in the space indicated below and return a copy of this letter so executed to MLC with a check in the amount of $50,000.00. This Commitment will expire at 5:00 p.m. (EST), on May 25, 2004, unless at or prior to such time MLC shall have received a copy of this letter executed by the Customer together with a check in the amount of $50,000.00. The $50,000.00 check will be combined with the $50,000.00 Proposal Fee which was previously received by MLC, and together will be converted into the $100,000.00 Commitment Fee as described herein upon the execution of the loan documents. Notwithstanding timely acceptance of this letter pursuant to the preceding sentence, the Commitment herein contained will automatically terminate unless, on or before January 31, 2005, definitive loan documentation has been executed and the entire proceeds of the Facility are disbursed. Notwithstanding anything contained herein to the contrary, no termination of the Commitment pursuant to the terms hereof shall effect any loan then outstanding under the Facility, which loans shall be governed exclusively by the Loan Documents relating thereto. This letter may be executed in any number of counterparts, each with the same effect as if signatures thereon were upon the same instrument.

This Commitment is for the benefit of Customer only, and no party other than Customer may rely on it. This letter is not transferable or assignable to any party.

Cordially,

 /s/ Steve Coley

Steve Coley

Vice President - Group Credit Manager

Merrill Lynch Capital

Accepted and Agreed this 21 day of May , 2004 by the Customer:

PAC-WEST TELECOMM, INC.

By: /s/ H. Ravi Brar

Its: Chief financial officer

Summary of Terms

Lender:	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors or assigns ("MLC")

Borrower:	Pac-West Telecomm, Inc. ("Customer")

Guarantor(s):	N/A

Loan Amount:

Up to an aggregate of $10,000,000.00 ("Loan Amount") not to exceed equipment invoice cost, excluding soft costs, or the current value of the Collateral. All soft costs, including engineering, installation and software support, but excluding software, not to exceed 20% of invoice cost. It is anticipated that multiple facilities (each a "Loan") shall exist (no one facility being less than $1,500,000.00) with separate closing dates and repayment schedules. Each of the Loans shall be documented on terms substantially identical to those set forth in the Loan Documents (other than the original principal amount thereof, the interest rate [other than the calculation thereof which is set forth below], and the Collateral, as such terms are defined in the Loan Documents).

Purpose:

The acquisition of the following items of equipment acceptable to MLC ("Property"):

New telecommunication switch and related equipment located at Customer's facilities, and all other equipment related thereto, including all replacements, additions, attachments, substitutions, modifications, upgrades, and improvements.

Amortization/Pmts:

Principal of each Loan shall be payable in 36 consecutive monthly installments commencing on the first day of the calendar month following a closing date and continuing on the first day of each calendar month thereafter until the Loan Amount (or the amount of any facility thereunder) shall be paid in full.

Interest:

Fixed rate equal to the sum of 5.00% plus the Index Rate. For purposes hereof, "Index Rate" shall mean the 3-year swap rate as published on Bloomberg Profession Services screen "USSW", determined as of the closing swap rate two business days prior to the closing date of an advance under a loan. Interest shall be calculated on the basis of actual days over a 360-day year.

Commitment Fee:	$100,000.00 in aggregate for all Loans.

Collateral:

Subject to review and acceptance of the Collateral by MLC, a first and only lien and security interest on the following equipment of Customer financed by MLC: the Property, whether now owned or hereafter acquired, and wherever located; together with all parts thereof (including spare parts), all accessories and accessions thereto, all replacements therefor, all books and records (including computer records) directly related thereto, and all proceeds thereof.